CONFIRMING STATEMENT
      This Statement confirms that the undersigned has authorized and designated
Ania Gomez to execute and file on the undersigned's behalf all Forms 3, 4, and 5 and any and all other reports, notices, communications and documents (including any amendments thereto) (collectively, "Reports") that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of or relating to the acquisition, ownership, management or disposition of
AstroNova, Inc. securities.  The authority of Ania Gomez under this Statement shall continue until the earlier of the date on which the undersigned is no longer required to file any Reports with regard to the undersigned's ownership of or transactions in such securities, unless earlier revoked in writing.  The undersigned acknowledges that Ania Gomez is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

Dated:  10/18/2018

 Gregory A. Woods